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Exhibit (8)(q)

SEVENTH AMENDMENT TO CUSTODIAN CONTRACT

AGREEMENT dated as of the 6th day of May, 1996 between State Street Bank and Trust Company (the "Custodian") and Sanford C. Bernstein Fund, Inc. (the "Fund").

WHEREAS, the Custodian and the Fund are parties to a Custodian Contract dated as of October 12, 1988, as amended as of May 8, 1989, July 24, 1989, April 30, 1990, March 18, 1992, April 19, 1994 and August 21, 1995; and

WHEREAS, the Custodian and the Fund desire to amend Schedule A to the Custodian Contract to change the approved German subcustodian for the Fund from BHF-Bank Aktiengesellsehaft to Dresdner Bank AG;

NOW THEREFORE, in consideration of the premises and convenants contained herein, the Custodian and the Fund hereby agree that the reference to "BHF-Bank Aktiengesellsehaft" as the German subcustodian bank on Schedule A to the Custodian Contract shall be deleted and "Dresdner Bank AG" shall be substituted therefor.

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative as a sealed instrument as of the date first above written.


SANFORD C. BERNSTEIN FUND, INC.
By: Jean Margo Reid, Secretary

STATE STREET BANK AND TRUST COMPANY
By: Jeff D. Conway, Vice President